UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2012

DSP GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35256 (Commission File Number)	94-2683643 (I.R.S. Employer Identification No.)

2580 North First Street, Suite 460 San Jose, CA (Address of Principal Executive Offices)	95131 (Zip Code)

408/986-4300

(Registrant’s Telephone Number, Including Area Code)

With a copy to:

Bruce Alan Mann, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 1, 2012, the Board of Directors of DSP Group, Inc. (the “Company”) unanimously approved the appointment of David Dahan as the Chief Operating Officer of the Company, effective as of February 1, 2012.

Mr. Dahan, age 41, brings to the Company over 15 years of operational and development management experience. Before joining the Company, Mr. Dahan was the Chief Operating Officer at PrimeSense, Ltd., a provider of 3D sensing technology for Kinect, from 2007 to 2012. He previously held managerial positions at CEVA, Inc. (NASDAQ: CEVA), a provider of DSP processor technology for the semiconductor industry, including leading the operations at CEVA as Vice President, from 2003 to 2007. Prior to CEVA, Mr. Dahan held the position of Director of VLSI at the Company from 2001 to 2003. Mr. Dahan holds a B.Sc. in Electrical and Computer Engineering from Ben Gurion University in Israel and a MBA from Inter Disciplinary Center in Israel.

In connection with Mr. Dahan’s appointment, he was granted 60,000 stock appreciation rights at a base appreciation amount of $6.16 per share, which was the closing price of the Company’s common stock on February 1, 2012. The grant is capped and the maximum number of shares of the Company’s common stock issuable upon exercise of the stock appreciation right award equals 50% of the number of stock appreciation rights granted. Mr. Dahan also executed an employment agreement with DSP Group Ltd., the wholly-owned Israeli subsidiary of the Company. Pursuant to the agreement, Mr. Dahan’s annual salary is approximately $202,000, subject to adjustment from time to time (Mr. Dahan’s salary is determined in New Israeli Shekel (“NIS”) and is 62,600 NIS per month). Mr. Dahan also is eligible to receive an annual bonus, the amount, if any, is determined in the sole discretion of the compensation committee of the Company’s board of directors. In addition to his salary, Mr. Dahan is entitled to receive social benefits required pursuant to Israeli labor laws, or are common practice in Israel and are generally available to all Israeli employees of the Company. Specifically, based on Israeli labor laws, Mr. Dahan is entitled to severance pay upon termination of his employment for any reason, including retirement, based on his then recent monthly salary multiplied by the number of years of his employment. The Company will make a payment of 8.333% of Mr. Dahan’s monthly base salary to an insurance or pension fund to pay for this future liability owed to him upon termination of his employment. In addition, the Company will make a payment of 5% of his monthly base salary to insurance or pension fund, which accrued amount may be withdrawn by Mr. Dahan after retirement or, subject to various tax restrictions in Israel, after leaving the Company’s employment. In addition, the Company will pay Mr. Dahan’s disability income insurance in accordance with company procedures. Further, as is customary in Israel applicable to all Israeli employees, the Company will provide Mr. Dahan with an amount of monthly contributions equal to 7.5% of his base salary for the benefit of his study and training purposes.

Mr. Dahan is employed at will. In the event Mr. Dahan desires to terminate his employment with the Company, he must notify the Company three months in advance. Similarly, if the Company desires to terminate Mr. Dahan’s employment with the Company, it must notify Mr. Dahan three months in advance; provided that the Company may terminate Mr. Dahan’s employment immediately without notice for the following reasons: (i) Mr. Dahan’s conviction of a work-related criminal offense and/or an infamous offense; (ii) violation of Mr. Dahan’s duty of fidelity to the Company and/or he committed an act constituting a conflict of interest; (iii) violation of Mr. Dahan’s obligation to maintain confidentiality of Company matters; or (iii) Mr. Dahan having maliciously harmed the Company or caused Company damage in consequence of an act of gross negligence. Other than the cases set forth above, the Company also may terminate Mr. Dahan’s employment without the three-months advance notice if it pays him an amount equal to three-months of his then-effective salary. Mr. Dahan’s employment agreement does not provide for any additional compensation in the event of termination of his employment or a change in control of the Company.

Other than the employment agreement described above, there are no material plans, contracts or arrangements, or any material amendment thereto, between Mr. Dahan and the Company to which he is a party or in which he participates that is entered into in connection with his position with the Company.

There are no related party transactions exceeding $120,000 between Mr. Dahan and the Company in which he has a direct or indirect material interest. There are no family relationships between Mr. Dahan and any director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSP GROUP, INC.

Date: February 3, 2012	By:	/s/ Dror Levy
Dror Levy
Chief Financial Officer and Secretary

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